Exhibit 4.3

Execution Version

OVERSEAS SHIPHOLDING GROUP, INC.

and

WILMINGTON TRUST COMPANY,
as Trustee

__________________________________________

SIXTH SUPPLEMENTAL INDENTURE

Dated as of December 16, 2015
___________________________________________

7.50% Senior Notes II due 2021

SIXTH SUPPLEMENTAL INDENTURE

THIS SIXTH SUPPLEMENTAL INDENTURE, effective as of December 16, 2015 (this “Sixth Supplemental Indenture”), is entered into between Overseas Shipholding Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), having its principal office at 1301 Avenue of the Americas, New York, New York 10019, and Wilmington Trust Company, a Delaware trust company, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee have executed and delivered an indenture (the “Original Indenture”), dated as of March 7, 2003, as supplemented by the Third Supplemental Indenture dated as of August 5, 2014 (the “Third Supplemental Indenture”; the Original Indenture, as supplemented by the Third Supplemental Indenture, the “Indenture”), that governs the Company’s existing outstanding $138,708,000 aggregate principal amount of 7.50% Senior Notes II due 2021 (the “Notes”), of which $36,143,000 in aggregate principal amount is held by the Company as of the date hereof;

WHEREAS, Section 902 of the Original Indenture provides, among other things, that, with the consent of the Holders of not less than 66 2/3% in principal amount of the Outstanding Securities of each series affected by such supplemental indenture, the Company, when authorized by a Board Resolution, and the Trustee may enter into a supplemental indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of Securities of such series under the Indenture, subject to those certain exceptions set forth in Section 902 thereof;

WHEREAS, the Company distributed an offer to purchase and consent solicitation statement (the “Statement”) dated as of December 2, 2015 to the Holders of the Notes in connection with the offer to purchase for cash any and all of such Notes and the concurrent solicitation of such Holders’ consents to a proposed amendment to the Indenture (the “Tender Offer and Consent Solicitation”);

WHEREAS, consent by the Holders of not less than 66 2/3% in principal amount of the Outstanding Notes is required to execute this Sixth Supplemental Indenture;

WHEREAS, pursuant to the Statement, in accordance with the provisions of the Indenture, the Holders of not less than 66 2/3% in principal amount of the Outstanding Notes have consented to the amendment to the Indenture effected by this Sixth Supplemental Indenture, evidence of such consents has been provided by the Company to the Trustee, and all other conditions precedent, if any, provided for in the Indenture relating to the execution of this Sixth Supplemental Indenture have been complied with as of the date hereof;

WHEREAS, pursuant to Section 902 of the Indenture, the Trustee is authorized to execute and deliver this Sixth Supplemental Indenture; and

WHEREAS, all acts and requirements necessary to make this Sixth Supplemental Indenture the legal, valid and binding obligation of the Company have been done.

1

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 101. Relation to Indenture. This Sixth Supplemental Indenture constitutes an integral part of the Indenture.

Section 102 Definition of Terms.

(a) Capitalized terms used herein without definition shall have the meanings specified in the Original Indenture; and

(b) the following terms have the meanings given to them in this Section 102(b):

“OBS” has the meaning set forth in Section 201 of this Sixth Supplemental Indenture.

“OBS ABL Facility” means the ABL Credit Agreement dated as of August 5, 2014, among the Company, OBS, certain subsidiaries of OBS as co-borrowers, the other guarantors party thereto, various lenders, Jefferies Finance LLC, Barclays Bank PLC and UBS Securities LLC, as joint lead arrangers and joint book running managers, Wells Fargo Bank, National Association, as administrative agent, Barclays Bank PLC and UBS Securities LLC, as co-documentation agents, Jefferies Finance LLC, as syndication agent, and Wells Fargo Bank, National Association, as collateral agent and mortgage trustee, swingline lender and issuing bank, as amended on June 3, 2015.

“OBS Term Loan Facility” means the DTL Credit Agreement dated as of August 5, 2014, among the Company, OBS, the other guarantors party thereto, various lenders, Jefferies Finance LLC, Barclays Bank PLC and UBS Securities LLC, as joint lead arrangers and joint book running managers, Jefferies Finance LLC, as administrative agent, Barclays Bank PLC and UBS Securities LLC, as co-documentation agents, and Jefferies Finance LLC, as syndication agent, collateral agent and mortgage trustee, as amended on June 3, 2015.

“OIN” has the meaning set forth in Section 201 of this Sixth Supplemental Indenture.

“Original Indenture” has the meaning set forth in the recitals to this Sixth Supplemental Indenture.

“Sixth Supplemental Indenture” has the meaning set forth in the recitals to this Sixth Supplemental Indenture.

ARTICLE TWO

AMENDMENTS TO THE INDENTURE

Section 201 Amendment to Section 801 of the Original Indenture. Section 801 of the Original Indenture is hereby amended to add the following underlined language to the first paragraph of such section:

2

“The Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company (provided, however, that for the purposes of this Section 801, neither OSG International, Inc., a Marshall Islands corporation that is a subsidiary of the Company (“OIN”), nor (i) any or all of OIN’s assets or OIN’s subsidiaries’ assets, (ii) any entity into which OIN or its subsidiaries may be merged or converted or with which they may be consolidated, (iii) any entity resulting from any merger, conversion or consolidation to which OIN or its subsidiaries may be a party, or (iv) any entity, that is not currently owned directly or indirectly by the Company, that acquires OIN or any or all of the assets of OIN or any of its subsidiaries’ assets (provided in each case that OIN and the assets and entities described in (i) through (iv) above, collectively, may include assets directly or indirectly transferred from OSG Bulk Ships, Inc. (“OBS”) to OIN and such other entities only to the extent that such transfers would, to the extent applicable to such transfer, be permitted under each of Sections 6.09 (Transactions with Affiliates), 6.08 (Dividends) and 6.04 (Investments, Loans and Advances) of each of the OBS ABL Facility and the OBS Term Loan Facility, each as in effect on the date hereof), constitutes substantially an entirety of the Company’s assets) unless:..”

ARTICLE THREE

GENERAL PROVISIONS

Section 301. Effectiveness. The provisions of this Sixth Supplemental Indenture shall become effective immediately upon the execution and delivery by the Company and the Trustee of this Sixth Supplemental Indenture; however, Section 201 of this Sixth Supplemental Indenture will not become operative until the Company has delivered to the Trustee an Officers’ Certificate certifying that the amounts payable by the Company pursuant to the terms of the Tender Offer and Consent Solicitation have been paid.

Section 302. Ratification of Indenture. The Indenture is in all respects acknowledged, ratified and confirmed, and shall continue in full force and effect in accordance with the terms thereof and as supplemented by this Sixth Supplemental Indenture. The Indenture and this Sixth Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 303. Effect of Headings. The Article and Section headings in this Sixth Supplemental Indenture are for convenience only and shall not affect the construction of this Sixth Supplemental Indenture.

Section 304. Governing Law. THIS SIXTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 305. Multiple Counterparts. This Sixth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 306. Successors and Assigns. All agreements of the Company in this Sixth Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Sixth Supplemental Indenture shall bind its successors.

Section 307. Trustee Not Responsible for Recitals. The recitals in this Sixth Supplemental Indenture are made by the Company, and the Trustee assumes no responsibility for the correctness of such recitals.

3

IN WITNESS WHEREOF, the parties to this Sixth Supplemental Indenture have caused the Sixth Supplemental Indenture to be duly executed as of day and year first above written.

OVERSEAS SHIPHOLDING GROUP, INC.

By	/s/ Rick F. Oricchio
Name:	Rick F. Oricchio
Title:	Senior Vice President, Chief Financial Officer

WILMINGTON TRUST COMPANY,

as Trustee

By	/s/ W. Thomas Morris, II
Name:	W. Thomas Morris, II
Title:	Vice President

4